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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
AEROGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Aerogen, Inc.
2071 Stierlin Court
Mountain View, CA 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 30, 2003 AT 2:00 P.M.

To the Stockholders of Aerogen, Inc.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Aerogen, Inc. (the "Company") will be held at the Company's offices at 2071 Stierlin Court, Mountain View, California 94043, on Thursday, October 30, 2003, at 2:00 p.m., local time, for the following purposes:

  1.
  To approve the second closing of a convertible debt financing with SF Capital Partners, Ltd., including the issuance of a convertible debenture and warrant to purchase Common Stock;

  2.
  To amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment;

  3.
  To conduct the annual election of directors prescribed by the Company's Amended and Restated Certificate of Incorporation by electing three Class III directors to hold office for a term ending in 2006 and until their successors are elected and have qualified;

  4.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and

  5.
  To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        The Board of Directors of the Company has fixed the close of business on October 6, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,
Robert S. Breuil Secretary

Mountain View, California
October 9, 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Aerogen, Inc.
2071 Stierlin Court
Mountain View, CA 94043

PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS

October 30, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Aerogen, Inc. (sometimes referred to as the "Company" or "Aerogen") is soliciting your proxy to vote at a Special Meeting of Stockholders. You are invited to attend the special meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        The Company intends to mail this proxy statement and accompanying proxy card on or about October 9, 2003 to all stockholders of record entitled to vote at the special meeting.

Who can vote at the special meeting?

        Only stockholders of record at the close of business on October 6, 2003 will be entitled to vote at the special meeting. On this record date, there were [            ] shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on October 6, 2003 your shares were registered directly in your name with Aerogen's transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on October 6, 2003 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are four matters scheduled for a vote:

  •
  Approve the second closing of a convertible debt financing with SF Capital Partners, Ltd., including the issuance of a convertible debenture and warrant to purchase Common Stock;

  •
  Approval of amendments to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment;

  •
  To conduct the annual election of directors by electing three Class III directors to hold office until 2006; and

  •
  Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or "Abstain" from voting. Abstaining will have the same effect as a "No" vote. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the special meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Aerogen. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of October 6, 2003.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted: (i) "For" the approval of the second closing of the convertible debt financing with SF Capital Partners, Ltd., including the sale of a convertible debenture and warrant; (ii) "For" the amendment of the Company's Amended and Restated Certificate of Incorporation; (iii) "For" the election of all three nominees for director; and (iv) "For" the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Mellon Investor Services, LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Mellon Investor Services, LLC will be paid its customary fee of approximately $9,500 plus out-of-pocket expenses if it solicits proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Company's Secretary at 2071 Stierlin Court, Mountain View, CA 94043.

  •
  You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 27, 2003, to the Secretary of the Company, 2071 Stierlin Court, Mountain View, CA 94043. If you wish to bring a matter before the stockholders at next year's annual meeting and you do not notify Aerogen, Inc. before February 4, 2004, the Company's management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. ("Broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which the nominee does have discretionary authority or for which the nominee has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

How many votes are needed to approve each proposal?

  •
  To be approved, Proposal No. 1, the proposed second closing of the convertible debt transaction with SF Capital Partners, Ltd., must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal No. 2, the amendment of our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock, must receive a "For" vote from the majority of the outstanding shares. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have the same effect as an "Against" vote.

  •
  For the election of directors, the three nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal No. 4, the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were [                        ] shares outstanding and entitled to vote. Thus [                        ] shares must be represented by votes at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the special meeting?

        Preliminary voting results will be announced at the special meeting. Final voting results will be published in the Company's annual report on Form 10-K for the year ending December 31, 2003.

PROPOSAL 1
APPROVAL OF THE SECOND CLOSING OF A CONVERTIBLE DEBT
TRANSACTION WITH SF CAPITAL PARTNERS, LTD.

INTRODUCTION

        The following description of the principal terms of the transaction and the securities already issued and to be issued, is a summary only. The complete text of each of the agreements relating to this transaction are filed as exhibits to the Company's Current Report on Form 8-K filed with the SEC on September    , 2003.

        On September 10, 2003, the Company completed the first part of a planned two-part convertible debt financing (the "Financing") with SF Capital Partners, Ltd. ("SF Capital"). The closing of the first part of the Financing (the "First Closing") resulted in gross proceeds to the Company of approximately $950,000. The second part of the Financing is subject to approval by the Company's stockholders, and is expected to close in November 2003 (the "Second Closing"). If and when the Second Closing is completed, it will result in aggregate gross proceeds to the Company of between $500,000 and $2,000,000. The Company intends to use the proceeds of the Second Closing to fund general working capital requirements.

DESCRIPTION OF THE SECURITIES

Debenture Issued at the First Closing

        At the First Closing, the Company issued to SF Capital a secured convertible debenture with a face amount of $950,000.10 (the "First Debenture"). The First Debenture bears interest at a rate of 10% per annum and matures on December 31, 2003. In addition, the First Debenture is convertible into Common Stock at any time prior to December 31, 2003 at the option of SF Capital at an initial conversion price of $0.35 per share. If converted in full at such price, the First Debenture would result in the issuance of 2,714,286 shares of Common Stock. The conversion price and the number of shares of Common Stock issuable upon conversion of the First Debenture and, if issued, the Second Debenture (defined below), are subject to proportional adjustments for stock dividends, splits, combinations and the like. The First Debenture is secured by a first priority security interest in substantially all of the Company's personal property assets, including its intellectual property assets. At any time prior to the maturity date of the First Debenture, after delivery of a written notice to SF Capital (a "Prepayment Notice"), the Company may prepay all or a portion of the principal amount of the First Debenture (including accrued and unpaid interest thereunder), for an amount in cash equal to (i) 110% of the principal amount to be prepaid, and (ii) all accrued and unpaid interest on the principal amount to be prepaid. SF Capital will have the right to convert the First Debenture within 10 days of receipt of a Prepayment Notice. The conversion price of the First Debenture is subject to proportional adjustments for stock dividends, splits, combinations and the like. In addition, subject to certain exceptions, if the Company issues securities at less than $0.35 per share (as adjusted for stock, dividends, splits, combinations or the like) while the First Debenture is outstanding, then the conversion price of the First Debenture will be adjusted to equal the price at which the securities are issued. In no case, however, prior to stockholder approval of this Proposal 1, will the First Debenture result in the issuance of more than 2,714,286 shares. If there is any reduction in the conversion price, any remaining principal after issuance of such number of shares on conversion would be subject to repayment by the Company to SF Capital.

Warrant Issued at the First Closing

        In addition to the First Debenture, the Company issued to SF Capital at the First Closing a four-year warrant to purchase up to 1,357,143 shares of Common Stock at an exercise price of $0.35 per share (the "First Warrant"). The exercise price and number of shares issuable upon exercise of the First Warrant and, if issued, the Second Warrant (described below), are subject to proportional adjustments for stock dividends, splits, combinations and the like. In addition, subject to certain exceptions, if the Company issues securities at less than $0.35 per share (as adjusted for stock, dividends, splits, combinations or the like) while the Warrants are outstanding, then the exercise price of the First Warrant and Second Warrant will be adjusted to equal the price at which the securities are issued.

        SF Capital may exercise the First Warrant and the Second Warrant, if issued, without paying the exercise price to the Company, if the market price of the Company's Common Stock exceeds the then-current exercise price requiring the Company to issue to SF Capital that number of shares of Common Stock with an aggregate market value on the date of exercise equal to (i) the amount by which the market price on the date of exercise exceeds the exercise price, multiplied by (ii) the number of shares for which the warrant is exercisable.

Debenture and Warrant to Be Issued at the Second Closing

        If the stockholders approve the Second Closing of the convertible debt transaction with SF Capital, the Company will issue SF Capital a secured convertible debenture with a face amount of between $500,000 and $2,000,000, with the actual investment amount to be determined at SF Capital's sole discretion (the "Second Debenture" and collectively with the First Debenture, the "Debentures"). The Second Debenture would bear interest at a rate of 10% per annum and would mature on March 1, 2004. In addition to the Second Debenture, the Company expects to issue SF Capital a four-year warrant to purchase a number of shares of common stock equal to 50% of the number of shares initially issuable upon full conversion of the debenture issued at the Second Closing (the "Second Warrant" and, collectively with the First Warrant, the "Warrants"). The initial conversion price of the Second Debenture and the initial exercise price of the Second Warrant would each be equal to the lesser of the 10 or 30 trading-day average daily volume-weighted average price ("VWAP") per share of Aerogen's common stock measured during the 10 or 30 trading-days prior to the Second Closing. The terms of the Second Debenture and the Second Warrant otherwise would be substantially the same as the terms of the First Debenture and the First Warrant described above, including similar provisions for adjustment of the exercise price of the Second Warrant and the conversion price of the Second Debenture under certain conditions. The Second Closing, including the issuance of the Second Debenture and Second Warrant, is subject to the approval of this Proposal 1 by the stockholders of the Company.

        Notwithstanding the terms above, the parties have agreed that under no circumstances will SF Capital purchase a Second Debenture that is convertible into more than 10,800,000 shares of Common Stock, or a Second Warrant that is exercisable for more than 5,400,000 shares of Common Stock, for an aggregate maximum of 16,200,000 shares. The actual number of shares into which the Second Debenture is convertible and the Second Warrant exercisable will depend on the VWAP and the amount invested by SF Capital, as discussed above. The following table provides examples of the numbers of shares issuable upon conversion and exercise of the Second Debenture and Second Warrant at various VWAP's and investment amounts:

Amount Invested	Applicable VWAP	Aggregate Number of Shares Issuable Under Second Debenture and Second Warrant
$500,000	$0.75	1,000,000 shares
$500,000	$0.50	1,500,000 shares
$500,000	$0.25	3,000,000 shares

$1,000,000	$0.75	2,000,000 shares
$1,000,000	$0.50	3,000,000 shares
$1,000,000	$0.25	6,000,000 shares

$2,000,000	$0.75	4,000,000 shares
$2,000,000	$0.50	6,000,000 shares
$2,000,000	$0.25	12,000,000 shares

Participation in Future Financing Transactions

        SF Capital has a limited three-year right to participate in future financings of the Company. If, prior to September 9, 2006, the Company issues Common Stock or securities convertible into Common Stock, other than in certain excluded transactions (a "Subsequent Financing"), the Company must first notify SF Capital of the terms of the Subsequent Financing and allow SF Capital to participate up to the lesser of: (i) SF Capital's beneficial ownership (expressed as a percentage) of the Company's Common Stock and securities convertible into Common Stock and (ii) $2,000,000.

Limitations on Stock Ownership

        SF Capital has agreed to limit its ownership of the Company's Common Stock. So long as SF Capital holds any of the Debentures or Warrants, it has agreed that it will not own or control at any one time more than 19.999% of the Company's outstanding Common Stock.

Restrictions on Sale of Assets and Future Indebtedness

        The Company may sell all or a portion of the collateral used to secure the Debentures for a net purchase price which is equal to or greater than the fair market value of such collateral if such purchaser delivers the purchase price (or portion thereof, if applicable) to SF Capital in payment of the Company's prepayment price for the prepayment in full of the all outstanding Debentures. Notwithstanding the foregoing, the Company may not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, subject to certain permitted exceptions. In addition, so long as there remains any outstanding principal amount under the First or Second Debenture, if issued, the Company may not, without the prior written consent of SF Capital, incur, create, assume, guarantee or become or remain liable for any indebtedness, subject to certain permitted exceptions.

Registration Rights

        The Company has agreed to register for resale the shares underlying the Debentures and Warrants. The Company will prepare and file registration statements on Form S-3 (the "Registration Statements") for the resale of the shares of Common Stock issuable upon conversion of the respective Debentures and exercise of the respective Warrants (the "Registrable Securities") within 45 days of the First and Second Closings, respectively. The Company has agreed to use its best efforts to cause the Registration Statements to become effective as promptly as possible, but in no event later than 120 days after each respective Closing. The Company has agreed to make such filings as are necessary to keep the Registration Statements effective until the date which is two years after the date that such Registration Statement is declared effective by the SEC or such earlier date when all Registrable Securities covered by a Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to the Company. The Company is entitled to suspend the effectiveness of each Registration Statement for no more than 20 trading days without the consent of SF Capital. The Company will bear the expenses associated with the Registration Statements.

        In the event that the Company fails to cause a Registration Statement to be timely filed or to be kept effective (other than pursuant to the permissible suspension periods), it has agreed to pay as liquidated damages the amount of 1% of the aggregate purchase price ("Purchase Price") paid by SF Capital for the Debentures and Warrants for the first 30-day delay (or a pro rata portion for any delay less than 30 days) and an additional 2% of the Purchase Price for each month anniversary thereafter (or a pro rata portion for any partial month).

Ownership Percentages

        The following table indicates the (1) beneficial ownership of the Company's voting securities held by SF Capital upon the First Closing and (2) the maximum beneficial ownership of the Company's voting securities that could be held by SF Capital upon the Second Closing, assuming no additional Common Stock issuances prior to the Second Closing:

	Debentures	Warrants	Maximum Total Shares Beneficially Owned	Maximum % Voting Securities Beneficially Owned
First Closing (September 10, 2003)	2,714,286	1,357,143	4,071,429	16.55%
Second Closing (Anticipated in November, 2003)	10,800,000	5,400,000	16,200,000	44.11%

Total (both Closings)	13,514,286	6,757,143	20,271,429	49.68%

Percentage ownership is determined by including shares exercisable currently or within 60 days following the date of this proxy statement upon exercise of warrants and conversion of debentures, and excludes shares underlying warrants held by any person other than SF Capital. The calculation used above is for purposes of calculating ownership to determine whether a "change of control" has occurred under the rules of The Nasdaq Stock Market. "Beneficial ownership" for purposes of SEC filings is set forth in the footnote under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Proxy Statement.

        Assuming stockholder approval of this Proposal 1, the Company may issue an aggregate amount of up to approximately 13,514,286 shares of Common Stock upon conversion of the Debentures, and up to 6,757,143 shares of Common Stock upon exercise of the Warrants, depending upon the amount invested in the Second Closing and the conversion price of the Debentures, as described above.

REQUIREMENTS FOR STOCKHOLDER APPROVAL

        The Company's Common Stock is listed on The Nasdaq SmallCap Market, and, as a result, we are subject to Nasdaq's rules. We are required to seek stockholder approval for the Second Closing with SF Capital in order to ensure compliance with Rule 4350 of the Nasdaq rules ("Nasdaq Rule 4350"). Nasdaq Marketplace Rule 4350(i)(1)(B) requires stockholder approval in connection with the issuance of securities that could result in a "change of control" of an issuer, as such term is defined by Nasdaq. In addition, Nasdaq Rule 4350(i)(1)(D) requires stockholder approval prior to the issuance of securities under certain circumstances, including a transaction involving the sale and issuance of common stock at a price below the book value or market value, where the amount of stock being issued is equal to 20% or more of the issuer's common stock outstanding before such issuance.

        The stockholders are being asked to approve the issuance and sale by Aerogen of up to 10,800,000 shares of Common Stock upon conversion of the Debentures, and up to 5,400,000 shares of Common Stock upon exercise of the Warrants of our common stock, depending upon the amount invested at the Second Closing and the conversion price of the Debentures. Such approval is required under Nasdaq rules because the financing would be considered a "change of control" of the Company, as defined under Nasdaq Marketplace Rule 4350(i)(1)(B) and guidance provided by Nasdaq, and because the financing will result in the issuance of more than 20% of our outstanding common stock at a price that may be below the market value of our Common Stock at the time of issuance, which would trigger Nasdaq Marketplace Rule 4350(i)(1)(D).

        First, because the financing described in this Proposal 1 involves the potential issuance by the Company of securities convertible into, and exercisable for, shares of Common Stock that would cause SF Capital to own more than 20% of the Company's currently outstanding Common Stock, the Company issued only the First Debenture convertible into 2,714,286 shares of Common Stock and Warrant exercisable to purchase 1,357,143 shares of Common Stock at the First Closing, and will only sell an additional debenture convertible to purchase 10,800,000 shares of Common Stock and a Warrant exercisable to purchase 5,400,000 shares of common stock if approved by the stockholders pursuant to this Proposal 1. The issuance of the First Debenture and First Warrant in the First Closing was not sufficient to cause SF Capital to own in excess of 20% of the Company's outstanding Common Stock, calculated as set forth in "Ownership Percentages" above, and, therefore, did not constitute a "change of control" of the Company as defined in Nasdaq Marketplace Rule 4350(i)(1)(B). Although the Company does not necessarily believe that the issuance of the Debentures and Warrants in the Second Closing will constitute a change in control of the Company, the Company is now seeking approval by the stockholders of the Company of the issuance of Second Debenture and Second Warrant at the Second Closing that would cause SF Capital to cumulatively own in excess of 20% of the Company's outstanding Common Stock, calculated as set forth in "Ownership Percentages" above, which could potentially constitute a "change of control" of the Company for purposes of Nasdaq Marketplace Rule 4350(i)(1)(B).

        Second, the Company will have issued at the First and Second Closing, debentures and warrants to SF Capital that are, in the aggregate, equal to greater than 20% of the Common Stock outstanding prior to the First Closing. While the conversion price of the Second Debenture and exercise price of the Second Warrant have not been determined, such amounts may be less than the market value. As a result, the Company is seeking stockholder approval of the Second Closing for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D).

RATIONALE FOR THE SECOND CLOSING OF THE SF CAPITAL TRANSACTION

        The Company is in need of additional funds in order to continue as a going concern. The additional funds to be received by the Company at the Second Closing will allow the Company to continue operations while we continue to pursue funding through other sources. Without the Second Closing, the Company may not be able to conclude the activities necessary to raise such additional funds.

        The Second Closing described in this Proposal 1 will provide the Company additional capital, which is critical to its ability to maintain its business and to sustain the confidence of its customers, business partners and employees.

DESCRIPTION OF COMMON STOCK

        The Company's authorized capital stock consists of 95,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

        As of September 15, 2003, there were 20,529,231 shares of Common Stock outstanding, held of record by 184 stockholders. In addition, as of September 15, 2003, there were 2,467,187 shares of Common Stock subject to outstanding options, 1,378,809 shares of Common Stock subject to outstanding warrants and 2,714,286 shares issuable upon conversion of the First Debenture to SF Capital.

        Each share of Common Stock entitles its holder to one vote on all matters to be voted upon by stockholders. Holders of Common Stock may receive ratably any dividends that the Board of Directors may declare out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may be issued in the future. The Common Stock has no preemptive rights, conversion rights, subscription rights or redemption or sinking fund provisions. All outstanding shares of Common Stock are fully paid and non-assessable.

Warrants

        As of September 15, 2003, in addition to the First Warrant, which is currently exercisable for 1,357,143 shares, two warrants to purchase a combined aggregate of 21,666 shares of Common Stock were outstanding at a weighted average exercise price of $3.00 per share. Such warrants will expire on October 14, 2004.

Anti-Takeover Provisions

        Delaware Law.    The Company is subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

  •
  the Board of Directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

  •
  upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the Company's voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date the person became an interested stockholder, the Board of Directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an Special or special meeting of stockholders by the affirmative vote of at least 66.67% of the outstanding stock not owned by the interested stockholder.

        Section 203 defines a "business combination" to include:

  •
  any merger or consolidation involving the Company and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the Company's assets;

  •
  in general, any transaction that results in the issuance or transfer by the Company of any of the Company's stock to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the Company's stock owned by the interested stock holders; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

        In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

Certificate of Incorporation and Bylaw Provisions.

        The Company's certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. First, the certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of holders and not by a consent in writing. Second, the bylaws provide that special meetings of the stockholders may be called only by the Company's chairman of the Board of Directors, the Company's chief executive officer, the Company's Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or holders of 50% or more of the Common Stock. Third, the certificate of incorporation provides that the Company's Board of Directors can issue shares of preferred stock. Fourth, the certificate of incorporation and the bylaws provide for a classified Board of Directors, in which approximately one-third of the directors would be elected each year. Consequently, any potential acquiror would need to successfully complete two proxy contests in order to take control of the Board of Directors. Finally, the bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of the Company's certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control or management of the Company.

Rights Plan

        On June 5, 2001, the Board approved the adoption of a Stockholder Rights Plan (the "Plan"). Terms of the Plan provide for a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.001 per share (the "Common Shares"), of the Company. The dividend was paid on June 26, 2001 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Preferred Shares"), at a price of $60.00 per one one-hundredth of a Preferred Share, subject to adjustment. Each one one-hundredth of a Preferred Share has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share. The description and terms of the Rights are set forth in a Rights Agreement, dated as of June 5, 2001, and as amended on February 24, 2003, between the Company and MELLON INVESTOR SERVICES LLC, as rights agent.

CONSEQUENCE OF NON-APPROVAL

        If the Company fails to obtain the required stockholder approval by the required approval date, such failure will prevent the Second Closing of the SF Capital transaction and the sale of the Second

Debenture and Second Warrant and the receipt by the Company of between $500,000 and $2,000,000 in connection therewith. Our Company's Board of Directors has determined that the sale of the Second Debenture and Second Warrant will further the best interests of the Company.

INCORPORATION BY REFERENCE OF ANNUAL REPORT ON FORM 10-K

        Concurrently with this proxy statement, the Company is sending a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Form 10-K") to its stockholders. This proxy statement incorporates by reference Items 7, 7A, 8 and 9 of the Form 10-K, which contains important information about the Company and its financial condition that is not included in this proxy statement. A copy of the Form 10-K has also been filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov).

REQUIRED VOTE

        The affirmative vote of a majority of all of the votes present or represented and entitled to vote at the Special Meeting, excluding for this purpose any shares of common stock held by SF Capital, is required to ratify and approve the Second Closing and the issuance of the Second Debenture and Second Warrant pursuant thereto, which would cause SF Capital to beneficially own in excess of 20% of the Company's outstanding Common Stock as defined by Nasdaq rules.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2
APPROVAL OF AMENDMENT TO OUR CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
OF OUR COMMON STOCK

OVERVIEW

        The Board has approved a proposal to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-four to one-to-eight. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of our common stock between and including four and eight, such number consisting only of whole shares, will be combined into one share of our common stock. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Aerogen and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including four and eight that will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders. The Board believes that stockholder approval of amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Aerogen and its stockholders.

        The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

        If approved by the stockholders, and following such approval, the Board determines that effecting a reverse stock split is in the best interests of Aerogen and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

        If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, Aerogen is authorized to issue up to a total of 100,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock. The amendment would not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 100,000,000, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock. The par value of our common stock and preferred stock would remain unchanged at $0.001 per share, as well. Based on the number of issued and outstanding shares of common stock as of September 15, 2003, a total of approximately 74,470,769 shares of common stock would be authorized but unissued immediately prior to the reverse stock split. Currently, the Board does not have any definite plans with regard to the authorized but unissued shares of common stock of the Company following the reverse stock split.

REASONS FOR THE REVERSE STOCK SPLIT

        The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq SmallCap Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock. Third, the Board believes that a reverse stock split is desirable in order to increase our common stock price in the near term while the Company continues to progress towards achieving its business objectives.

        Our common stock is quoted on the Nasdaq SmallCap Market. In order for our common stock to continue to be quoted on the Nasdaq SmallCap Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock does not reach $1.00 per share or higher for a minimum of ten consecutive trading days by November 3, 2003, or such later date as Nasdaq may subsequently allow, Nasdaq may delist our common stock from trading on the Nasdaq SmallCap Market. If our common stock were to be delisted, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq SmallCap Market.

        In November 2002, we received notice from Nasdaq Stock Market Inc., that our common stock would be delisted from the Nasdaq National Market on November 19, 2002 because the stock had not closed with a bid price of above $1.00 per share for at least 10 consecutive trading days during the preceding 90 calendar days. In December 2002, the listing of our common stock was transferred to the Nasdaq SmallCap Market. Notwithstanding the transfer, we are still subject to the requirement of a share minimum bid price of $1.00. Nasdaq has granted us two consecutive additional grace periods ending on November 3, 2003 within which to regain compliance.

        The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to regain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

        The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

        The Board is hopeful that the price of our common stock will increase as a result of improvements in the Company's business. The Board believes that the market price of our common stock will increase to the extent the Company is able to achieve commercial success over time. Nevertheless, the Board believes that a reverse stock split is desirable because of the anticipated higher market price of our common stock resulting from such action.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

        If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Aerogen and its stockholders. The determination by the Board as to whether the reverse split will be effected, if at all, will be based upon certain factors, including meeting the listing requirements for the Nasdaq SmallCap Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If the Board determines to effect the reverse stock split, the Board will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of our common stock.

        Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one-year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the reverse stock splits prior to the one-year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

        After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interest in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

        Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in Aerogen, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

        The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our Amended and Restated 1994 Stock Option Plan, 2000 Equity Incentive Plan, 2000 Non-Employee Directors' Stock Option Plan and the 2000 Employee Stock Purchase Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

        If the proposed reverse stock split is implemented, it will increase the number of stockholders of Aerogen who own "odd lots" of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

        Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. Subject to Nasdaq's consent, if the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq SmallCap Market under the symbol "AEGN" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

        The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

EFFECTIVE DATE

        The proposed reverse stock split would become effective as of 5:00 p.m. Eastern Time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Board within the limits set forth in this proposal.

PAYMENT FOR FRACTIONAL SHARES

        No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on the Nasdaq SmallCap Market by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

        As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

ACCOUNTING CONSEQUENCES

        The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

        Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendments to our charter to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

MATERIAL FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

        The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

        The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

        A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

        No gain or loss will be recognized by the Company as a result of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ELECTION OF DIRECTORS

        Aerogen's Amended and Restated Certificate of Incorporation provides for three classes of directors: Class I, Class II and Class III. Only one class of directors is elected by the Stockholders at each annual election, each director to serve for a three-year term. In accordance with the Amended and Restated Certificate of Incorporation, Class III directors are to be elected at the 2003 annual meeting of stockholders, Class I directors are to be elected at the 2004 annual meeting of stockholders, and Class II directors are to be elected at the 2005 annual meeting. Since the Company did not hold its annual meeting of stockholders in 2003, the required election of directors is being conducted at the Special Meeting. The Board is currently composed of seven directors, and the term of three of these directors expires in 2003.

Nominees

        Three Class III directors are to be elected to the Board at the Special Meeting, each to serve until the annual meeting of stockholders to be held in 2006 and until his or her successor has been elected and has qualified, or until his or her earlier death, resignation or removal. The nominees for election at the Special Meeting are Jean-Jacques Bienaimé, Yehuda Ivri and Bernard Collins, the current Class III directors. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees, unless marked to the contrary. Pursuant to applicable Delaware corporation law and assuming the presence of a quorum, three directors will be elected, from among those persons duly nominated for such positions, by a plurality of the votes actually cast by stockholders entitled to vote at the Special Meeting who are present in person or by proxy. Thus, nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

        The following table provides the names and current ages of the nominees for election as directors and of each other director, and indicates the periods during which such persons have served as directors of Aerogen.

Name and Positions with Aerogen in Addition to Director	Age	Director Continuously Since
Nominees: Class III Directors
Jean-Jacques Bienaimé	50	1999
Yehuda Ivri (Chief Technical Officer)	52	1991
Bernard Collins(1)	54	2002
Incumbents: Class I Directors
Dr. Phyllis I. Gardner	53	2000
Philip M. Young	63	1994
Class II Directors
Thomas R. Baruch	64	1994
Dr. Jane E. Shaw (Chairman and Chief Executive Officer)	64	1998

(1)
Mr. Collins joined the Board on March 12, 2002.

Business Experience of Directors

Nominees (Class III Directors)

        Jean-Jacques Bienaimé has served as a director of Aerogen since 1999. Mr. Bienaimé has been the President, Chief Executive Officer and a director of Genencor International Inc., a biotechnology company, since November 2002. Mr. Bienaimé was President, Chief Executive Officer and a director of SangStat Medical Corporation, a biopharmaceutical company, from 1998 to 2002, and Chairman of its Board of Directors from October 2000 to November 2002. Mr. Bienaimé held various positions at Rhône Poulenc Rorer Inc., a leading pharmaceutical company, from 1992 to 1998, most recently as Senior Vice President of Corporate Marketing and Business Development. Mr. Bienaimé received an M.B.A. from the Wharton School at the University of Pennsylvania and a degree in Economics from Ecole Supérieure de Commerce de Paris in France. Mr. Bienaimé serves as a director of the Fox Chase Cancer Center in Philadelphia.

        Yehuda Ivri founded Aerogen in 1991 and has served as a member of the Board of Directors since its inception. Mr. Ivri has served as Aerogen's Chief Technical Officer since 1996 and previously was Chief Scientist and Vice President. Mr. Ivri received an M.S. in Mechanical Engineering from the Technion-Israel Institute of Technology.

        Bernard Collins joined the Board of Directors on March 12, 2002. Mr. Collins currently is an independent consultant in the areas of business strategy and management. From 1994 to 2000, he was the Vice President, International Operations of Boston Scientific Corporation. Prior to that time he was a management consultant and held management positions in medical device/healthcare companies. Mr. Collins received a B.A. in Industrial Psychology from the National University of Cork. He serves as a director of several privately held companies.

Directors Continuing in Office

Class I Directors

        Phyllis I. Gardner, M.D. has served as a director of Aerogen since May 2000. Dr. Gardner is currently an Associate Professor of Medicine at Stanford University School of Medicine and has been with the university since 1984. Dr. Gardner was Vice President of Research and Principal Scientist of ALZA Corporation and head of ALZA Technology Institute from 1996 to 1998. She was Principal Scientist and a consultant to ALZA from 1994 to 1996. Dr. Gardner received a B.S. in Biology from the University of Illinois and an M.D. from Harvard Medical School. Dr. Gardner serves as a director of Aronex Pharmaceuticals, Inc., a biopharmaceutical company, and BioMarin Pharmaceutical, Inc., a biotechnology company.

        Philip M. Young has served as a director of Aerogen since 1994. Mr. Young has been a General Partner with U.S. Venture Partners, a venture capital firm, since 1990. Mr. Young was a Managing Director of Dillon Read & Co., a financial services company, and Concord Partners, a venture capital firm managed by Dillon Read, from 1986 to 1990. Mr. Young was President and CEO of Oximetrix, Inc., a privately held manufacturer of high technology medical instruments and sterile disposable products, from 1977 to 1985. Mr. Young received a B.M.E. in Mechanical Engineering from Cornell University, an M.S. from George Washington University and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Young serves as a director of Zoran Corporation, a digital solutions provider, and several privately-held companies.

Class II Directors

        Thomas R. Baruch has served as a director of Aerogen since 1994. He has been a General Partner at CMEA Ventures, a venture capital firm (previously an affiliated fund of New Enterprise Associates), since 1988. Mr. Baruch was a special partner of New Enterprise Associates from 1990 to 1996.

Mr. Baruch received a B.S. in Engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University. Mr. Baruch serves as a director of Netro Corporation, a telecommunications company, Symyx Technologies, a technology research company, Physiometrix Inc., a medical products company, and Aclara Biosciences, Inc., a life science company.

        Jane E. Shaw, Ph.D. has served as Chairman of the Board of Directors and as the Company's Chief Executive Officer since 1998. Dr. Shaw was a founder and consultant of The Stable Network, a consulting company focusing on improving the productivity and profitability of biopharmaceutical companies, from 1994 to 1998. Dr. Shaw held various scientific and management positions with ALZA Corporation, a pharmaceutical company, from 1970 to 1994, most recently as President and Chief Operating Officer from 1987 to 1994. Dr. Shaw received a B.Sc. and Ph.D. in Physiology from Birmingham University in England. Dr. Shaw also serves as a director of Boise Cascade Corporation, an office, wood and paper products company, Intel Corporation, a semiconductor manufacturer, and McKesson Corporation, a healthcare supply management company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE
NAMED NOMINEES.

Meetings and Committees of the Board

        There were four meetings of the full Board during the fiscal year ended December 31, 2002. All of the directors attended at least 75% of the meetings of the Board and the committees on which he or she served, held during the period in which he or she served. The Board has two standing committees: the Compensation Committee and the Audit Committee. The current members of the Compensation Committee are Mr. Bienaimé, Dr. Gardner and Mr. Young. The Compensation Committee, which met five times during 2002, approves all of the Company's compensation plans, including grants of stock options under Company's stock plans and the compensation arrangements for the Company's executives. The current members of the Audit Committee are Mr. Baruch, Mr. Collins and Mr. Young. Dr. Desmond-Hellmann was a member of the Audit Committee until her resignation from the Board in March 2002. The Audit Committee, which met seven times during 2002, is responsible for assisting the Board in its responsibilities of overseeing the Company's financial affairs. In this capacity, the Audit Committee reviews the Company's consolidated financial statements and quarterly earnings with management and with the Company's independent accountants, and consults with the Company's independent accountants concerning their audit plan, the results of their audit, the appropriateness of accounting principles used by the Company, the adequacy of the Company's internal controls and the independence of the accountants. The duties of the Audit Committee are set forth in more detail in its report at page 8 of this Proxy Statement. All members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(14) of the NASD listing standards. There are no family relationships among any directors or executive officers of the Company. Directors currently receive no cash compensation from Aerogen for their services as members of the Board, or for attendance at Board or committee meetings.

AUDIT COMMITTEE REPORT1

        The members of the Audit Committee are Thomas R. Baruch, Bernard Collins and Philip M. Young. Each member of the Audit Committee is independent, as defined under the National Association of Securities Dealers' listing standards. The Audit Committee, which was first appointed by the Board in August 2000, operates under a written charter adopted by the Board in August 2000, which was amended in July 2002.

        The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by serving as an independent and objective party to monitor the Company's financial reporting process and internal control systems; reviewing and appraising the audit efforts of the

Company's independent accountants and any internal auditing department; and providing an open avenue of communication among the independent accountants, management, the internal finance department and the Board.

        Management is responsible for the Company's internal controls and financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these activities.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants concerning the audited consolidated financial statements of the Company for the year ended December 31, 2002. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and has discussed the independence of PricewaterhouseCoopers LLP with that firm.

        Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board, and the Board approved, that the Company's audited consolidated financial statements for the year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also selected, subject to stockholder ratification, PricewaterhouseCoopers; LLP as the Company's independent accountants for the year ending December 31, 2003.

AUDIT COMMITTEE
Thomas R. Baruch
Bernard Collins
Philip M. Young

1
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2003, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Special Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Special Meeting will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        Audit Fees.    For the year ended December 31, 2002, the aggregate fees to be billed by PricewaterhouseCoopers LLP for the audit of the Company's consolidated financial statements were approximately $74,200. Audit fees for 2002 included approximately $29,800 for reviews of the Company's quarterly financial statements.

        All Other Fees.    For the year ended December 31, 2002, PricewaterhouseCoopers LLP billed the Company approximately $13,557 for a statutory audit of the Company's subsidiary in Galway, Ireland; $15,125 for domestic accounting and international tax advice; $13,125 for preparation of the Company's tax return; and $19,923 for preparation of the Irish tax return for the Company's subsidiary.

        Financial Information Systems Design and Implementation Fees. No fees were billed for information technology consulting services for the year ended December 31, 2002.

        The Audit Committee has determined that the rendering of its non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the accountants' independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock as of September 15, 2003, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by the Company to be beneficial owners of more than 5% of the Company's Common Stock, (ii) by each director, and each of the Named Executive Officers listed in the Summary Compensation Table, and (iii) by all executive officers and directors as a group. Percentage ownership is based on 20,529,231 shares of Common Stock outstanding on September 15, 2003. Except as described below, each person has sole voting and investment power with respect to the Common Stock described in the table. Unless otherwise indicated, the address of each of the individuals named below is: c/o Aerogen, Inc., 2071 Stierlin Court, Mountain View, California 94043.

	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Outstanding Shares
Five Percent Holders:
SF Capital Partners, Ltd. (2) c/o Staro Asset Management, LLC 3600 South Lake Drive St. Francis, WI 53235	4,071,429	16.6%
Entities Affiliated with U.S. Venture Partners (3) 2735 Sand Hill Road Menlo Park, CA 94025	1,936,142	9.4%
Entities Affiliated with Chemicals and Materials Enterprise Associates, Limited Partnership(4) One Embarcadero Center, Suite 3250 San Francisco, CA 94111-3600	1,447,292	7.0%
Entities Affiliated with Interwest Partners(5) 3000 Sand Hill Road Building 3, Suite 255 Menlo Park, CA 94025	1,264,549	6.2%
Directors and Executive Officers:
Jane E. Shaw, Ph.D. (6)	784,215	3.8%
Thomas R. Baruch (7)	1,470,625	7.2%
Jean-Jacques Bienaimé (8)	26,433	*
Robert S. Breuil (9)	130,590	*
Bernard Collins (10)	22,799	*
Robert S. Fishman (11)	135,025	*
Phyllis I. Gardner, M.D. (12)	26,666	*
Nancy Isaac, J.D. (13)	34,583	*
Yehuda lvri (14)	986,666	4.8%
John S. Power (15)	450,087	2.2%
John E. Ross (16)	122,083	*
Philip M. Young (17)	1,959,475	9.5%
All executive officers and directors as a group (12 persons)(18)	6,149,247	27.9%

*
Percentages are not shown if holdings total less than 1% of total outstanding shares.

(1)
Includes outstanding stock options that will be vested on or before November 14, 2003, to purchase shares of the Company's Common Stock, as described in the footnotes below.

(2)
Includes 2,714,286 shares issuable upon conversion of a debenture that is or will be convertible within 60 days of September 15, 2003 and 1,357,143 shares issuable upon exercise of a warrant that is or will be exercisable within 60 days of September 15, 2003.

(3)
Information is as provided by the holder in its Schedule 13G filed with the SEC as of February 13, 2003 and confirmed by written communication to the Company on March 4, 2003. Includes 1,674,763 shares held by U.S. Venture Partners IV, L.P., 203,295 shares held by Second Ventures II, L.P. and 58,084 shares held by USVP Entrepreneur Partners II, L.P. (collectively, the "USVP Entities"). Presidio Management Group IV, L.P. is the general partner of the USVP Entities. Philip M. Young, a director of Aerogen, is a general partner of Presidio Management Group IV, L.P. and shares voting and dispositive power with respect to these shares. Mr. Young disclaims beneficial ownership of the shares held by the USVP Entities within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(4)
Information is as provided by the holder in its Schedule 13G/A filed with the SEC on February 10, 2003. Includes 1,299,144 shares held by Chemical and Materials Enterprise Associates, Limited Partnership (CMEA) and 148,148 shares held by CMEA Life Sciences Fund, L.P. NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners") is a general partner of CMEA. The individual general partners of CMEA Partners are Cornelius C. Bond, Jr., Nancy L. Dorman, Richard Kramlich, Thomas C. McConnell and Charles W. Newhall III. Donald R. Murfin is also a general partner of CMEA. Mr. Baruch, a director of Aerogen, is a general partner of CMEA and also a general partner of CMEA Life Sciences Fund, L.P. In such capacity, he has shared voting power and shared dispositive power with respect to all of the shares. Mr. Baruch disclaims beneficial ownership of the shares held by Chemical and Materials Enterprise Associates, Limited Partnership and CMEA Life Sciences Fund, L.P. within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(5)
Information is as provided by the holder in its Schedule 13G/A filed with the SEC on February 13, 2003. Includes 37,486 shares held by Interwest Investors VI, LP and 1,227,063 shares held by Interwest Partners VI, LP. The voting and dispositive power with respect to these shares is shared by the managing directors of Interwest Management Partners VI LLC (Harvey B. Cash, Alan W. Crites, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky) and the venture member of Interwest Management Partners VI LLC (Gilbert H. Kliman).

(6)
Includes 233,333 shares issuable upon exercise of options that are or will be exercisable within 60 days of September 15, 2003, 14,814 shares held by the Carpenter Family Trust, in which Dr. Shaw has an economic interest, and 47,619 shares held by the Carpenter 1983 Irrevocable Trust, in which Dr. Shaw has an economic interest.

(7)
See Note 4 above. Also includes 23,333 shares issuable to Mr. Baruch upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(8)
Includes 23,333 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 1, 2003.

(9)
Includes 89,583 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(10)
Includes 10,694 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(11)
Includes 105,499 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(12)
Includes 23,333 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(13)
Consists of 34,583 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(14)
Includes 20,000 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(15)
Includes 56,667 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(16)
Consists of 122,083 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(17)
See Note 2 above. Also includes 23,333 shares issuable upon the exercise by Mr. Young of options that are or will be exercisable within 60 days of September 15, 2003.

(18)
Includes shares described in the notes above as applicable to directors and current executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Aerogen's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such forms filed with the SEC and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2002, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements except as follows:

        Mr. Bienaimé inadvertently filed one late Form 4 concerning one open market purchase in May 2002, of 1,000 shares of the company's common stock at a price per share of $1.36.

        Mr. Breuil, Mr. Power, Mr. Ross, Mr. Ivri, Dr. Fishman and Ms. Isaac each inadvertently filed one late Form 4 to report one stock option grant by the Company under the Company's stock plans in December 2002.

Executive Officers

        The following table provides information concerning our executive officers as of September 15, 2003:

Name	Age	Position
Jane E. Shaw, Ph.D.	64	Chief Executive Officer and Chairman of the Board of Directors
Yehuda Ivri	52	Chief Technical Officer, Director and Founder
John E. Ross	58	Senior Vice President, Worldwide Operations
Robert S. Breuil	41	Chief Financial Officer, Vice President, Corporate Development
Robert S. Fishman, M.D.	41	Vice President, Scientific Affairs
Nancy Isaac	41	Vice President, Regulatory Affairs and Quality
John S. Power	44	Managing Director Aerogen (Ireland) Limited and Senior Vice President, Sales

        Jane E. Shaw, Ph.D. has served as Chairman of our Board of Directors and as our Chief Executive Officer since 1998. Dr. Shaw was a founder and consultant of The Stable Network, a consulting company focusing on improving the productivity and profitability of biopharmaceutical companies, from 1994 to 1998. Dr. Shaw held various scientific and management positions with ALZA Corporation, a pharmaceutical company, from 1970 to 1994, most recently as President and Chief Operating Officer from 1987 to 1994. Dr. Shaw received a B.Sc. and Ph.D. in Physiology from Birmingham University in England. Dr. Shaw serves as a director of Boise Cascade Corporation, an office, wood and paper products company, Intel Corporation, a semiconductor manufacturer, and McKesson Corporation, a healthcare supply management company.

        Yehuda Ivri founded Aerogen in 1991 and has served as a member of our Board of Directors since its inception. Mr. Ivri has served as our Chief Technical Officer since 1996 and previously was our Chief Scientist and Vice President. Mr. Ivri received an M.S. in Mechanical Engineering from the Technion-Israel Institute of Technology.

        John E. Ross, Senior Vice President of Worldwide Operations, joined Aerogen in September 2001. Prior to joining Aerogen, Mr. Ross served as Vice President and General Manager for ASTeX product group of MKS Instruments, a component and system supply company serving the semiconductor industry. He served as President and COO for ASTeX Inc., responsible for worldwide operations, from 2000 to its acquisition by MKS in 2001. Mr. Ross held a number of other senior operations positions including Senior Vice President of Operations at Topaz Technologies from 1999 to 2000, Vice President and General Manager at Applied Magnetics Corporation from 1993 to 1998, Director of Wafer Fab Operations at Read Rite Corporation from 1991 to 1993, and Executive Vice President, responsible for operations, at Tegal Corporation, a division of Motorola from 1984 to 1991. Mr. Ross holds a B.Sc. honors degree in chemistry from the University of Hull, England.

        Robert S. Breuil, Chief Financial Officer, Vice President Corporate Development, joined Aerogen in April 2002 as Vice President, Corporate Development. In July 2002 Mr. Breuil was appointed Chief Financial Officer. Prior to joining Aerogen, Mr. Breuil spent eight years at ALZA Corporation, where he served in numerous leadership positions including Controller of ALZA Pharmaceuticals and Director of Corporate Planning and Analysis. Prior to joining ALZA, Mr. Breuil served for eight years as a Naval Officer and Aviator. Mr. Breuil received a B.S. in Electrical Engineering at the United States Naval Academy and an M.B.A. from the Stanford Graduate School of Business.

        Robert S. Fishman, M.D. F.C.C.P., Vice President, Scientific Affairs since July 2002, joined Aerogen in June 1998 as Director of Clinical Operations and was promoted to Vice President of Clinical Operations in 2001. Prior to joining Aerogen, Dr. Fishman was Director of Clinical Affairs at Heartport, Inc. from 1995 to 1998, where he led the clinical trials, medical monitoring, and clinical training development functions. Prior to Heartport, he was Assistant Professor of Medicine at Stanford University and was Associate Medical Director of the Stanford Lung and Heart-Lung Transplant Program from 1993 to 1995. He received an A.B. in Biology from Harvard University and an M.D. from Stanford University School of Medicine, and completed his fellowship training in pulmonary and critical care medicine at Massachusetts General Hospital. Dr. Fishman continues to teach respiratory physiology at Stanford. He is a Fellow of the American College of Chest Physicians and a member of the American Thoracic Society.

        Nancy Isaac, J.D., M.P.H., Vice President, Regulatory Affairs and Quality, joined Aerogen in August 2002. Prior to joining Aerogen she was employed by BD Biosciences, a business segment of Becton, Dickinson & Company from 1997 to 2002, most recently as Worldwide Vice President, Regulatory and Quality. Prior to BD, Ms. Isaac held a senior regulatory position at Genzyme Corporation. Ms. Isaac received a J.D. from Boston University, a Masters in Public Health from Harvard University, and a Bachelor of Science in Cell and Molecular Biology from San Francisco State University. She is a member of the State Bar of California.

        John Power, Managing Director Aerogen (Ireland) Limited and Senior Vice President Sales, has served as Senior Vice President Sales since January 2003 and as Aerogen's Vice President, European Operations and Managing Director, Aerogen (Ireland) Limited since May 2000. Mr. Power was the founder and Managing Director of Cerus Limited (now Aerogen (Ireland) Limited), from 1998 to 2000. Mr. Power was Engineering Manager in Mechanical Development at Nellcor Puritan Bennett from 1993 to 1997, and an engineering consultant to various companies from 1988 to 1992. Registered with I. Eng. status from UK Engineering Council, Mr. Power holds qualifications in both Computer Mechanical and Production Engineering and an MBA from Oxford Brookes University, Oxford, England.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        Directors currently receive no cash compensation from Aerogen for their service as members of the Board, or for their attendance at Board or committee meetings. The Company has a 2000 Non-Employee Directors' Stock Option Plan, approved by the stockholders in November 2000, that provides for the automatic grant of options to purchase shares of Common Stock to non-employee directors. Any director first elected to the Board after November 2000 will receive an initial option to purchase 15,000 shares of Common Stock, vesting one third on the first anniversary of the date of grant, and the remainder in 24 equal monthly installments thereafter. In addition, on the date of each annual meeting of stockholders, each non-employee director will receive an annual option to purchase 5,000 shares of Common Stock, vesting in equal monthly installments over 36 months. The exercise price of options granted under this plan will be the fair market value of the Common Stock on the date of the grant. Under this plan, all of the members of the Board on May 14, 2002, the date of Aerogen's 2002 annual stockholders' meeting, received an option to purchase 5,000 shares of Common Stock at an exercise price of $1.40 per share under this plan. Mr. Collins also received an initial option to purchase 15,000 shares of Common Stock at a exercise price of $1.62 per share on March 12, 2002, when he joined the Board.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

        The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer, and each of the Company's other four most highly compensated executive officers at December 31, 2002 (the "Named Executive Officers").

Annual Compensation
Name and Principal Positions						Securities Underlying Options	All Other Compensation
	Year	Salary(1)		Bonus
Dr. Jane E. Shaw, Ph.D. Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	271,188 300,000 240,000	$	— — 50,000	— 125,000 233,333	— — —

John E. Ross (2) Senior Vice President Worldwide Operations	2002 2001 2000	$ $	240,774 64,080 —	$ $	25,000 25,000 —	45,000 157,000 —	— — —

Robert S. Fishman, M.D. Vice President, Scientific Affairs	2002 2001 2000	$ $ $	203,638 178,161 163,368		— — —	45,000 87,000 8,333	— — —

Yehuda Ivri Chief Technical Officer	2002 2001 2000	$ $ $	191,736 181,159 160,022		— — —	45,000 7,500 —	— — —

Robert S. Breuil (3) Chief Financial Officer Vice President Corporate Development	2002 2001 2000		$136,125 — —		— — —	182,500 — —	— — —

(1)
Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under the Company's Tax Deferral Investment Plan.

(2)
Ms. Ross joined the Company in September 2001.

(3)
Mr. Breuil joined the Company in April 2002.

FISCAL YEAR 2002 OPTION GRANTS

        The following table sets forth information relating to options granted in 2002 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% per year from the date the options were granted over the full option term.

						Potential Realizable Value at Assumed Special Rates of Stock Price Appreciation for Option Term(1)(4)
	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year(3)
	Number of Securities Underlying Options Granted(2)
Name			Exercise Price Per Share(4)		Expiration Date	5% Per Year		10% Per Year
Jane E. Shaw, Ph.D.	—	—		—	—		—		—
John E. Ross	45,000	4.76%		$0.37	12/10/12		$10,471		$26,536
Robert Fishman, M.D.	45,000	4.76%		$0.37	12/10/12		$10,471		$26,536
Yehuda Ivri	45,000	4.76%		$0.37	12/10/12		$10,471		$26,536
Robert S. Breuil	137,500 45,000	19.31%	$ $	1.62 0.37	03/12/12 12/10/12	$ $	140,086 10,471	$ $	355,006 26,536

(1)
The closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $0.37 on December 31, 2002 and $0.28 on March 26, 2003. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance that any of the values reflected in the table will be achieved.

(2)
All options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of the employee's relationship with Aerogen. For Mr. Ross, Dr. Fishman, Mr. Ivri and Mr. Breuil, the $0.37 options vest in 36 equal monthly installments beginning April 8, 2002. For Mr. Breuil, 100,000 of the $1.62 options vest as follows: 25% vested on April 8, 2003 and the remaining 75% vest in 36 equal monthly installments beginning April 8, 2003. For Mr. Breuil, 37,500 of the $1.62 options vested as follows: 20% vested on June 30, 2002, 40% vested on December 31, 2002 and 40% vested on June 30, 2003.

(3)
Based on options to purchase a total of 944,901 shares of Common Stock granted during the fiscal year ended December 31, 2002.

(4)
Options were granted at an exercise price equal to the fair market value of Aerogen Common Stock on the date of the grant. Potential realizable value assumes appreciation from the value at the time of grant. Value at the time of grant is equal to the exercise price per share times the number of shares covered by the option.

AGGREGATED OPTION EXERCISES IN 2002 AND
FISCAL YEAR END OPTION VALUES

        The following table sets forth, with respect to the Named Executive Officers, certain information relating to options held by such officers during the fiscal year ended December 31, 2002.

			Number of Securities Underlying Unexercised Options at Year End(l)		Value of Unexercised In-the-Money Options at Year End(2)
	Shares Acquired on Exercise
Executives		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jane E. Shaw, Ph.D.	—	—	233,333	125,000	—	—
John E. Ross	—	—	61,250	141,250	—	—
Robert S. Fishman, M.D.	—	—	67,749	89,250	—	—
Yehuda Ivri	—	—	5,000	47,500	—	—
Robert S. Breuil	—	—	22,500	160,000	—	—

(1)
Certain of the options granted before 2001 may be exercised under the Company's early exercise program; however, any shares purchased early are subject to repurchase by the Company at the exercise price if the employee's service with the Company terminates. The repurchase right lapses over time.

(2)
Market value of the Company's Common Stock at fiscal year end based on the closing sales price as reported on the Nasdaq Stock Market on December 31, 2002 ($0.37) minus the exercise price of "in-the-money" options.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

        The Company does not have employment contracts with any of its executives. The Company has an Executive Severance Benefit Plan which provides severance benefits to eligible executive employees selected by the Board. Benefits are paid only upon involuntary termination of employment without cause, or voluntary termination of employment for good reason, within one month prior to or within 13 months following a change in control of the beneficial ownership of the Company. Upon execution of a release of claims, each eligible executive would receive 12 months of salary continuation payable in monthly installments, continued health benefits for 12 months and option vesting acceleration. The vesting of 100% of the executive's unvested options would accelerate immediately prior to the date of termination such that the options would vest n 12 monthly installments beginning on the date of termination. Dr. Jane E. Shaw, Robert S. Breuil, Robert S. Fishman, Nancy Isaac, Yehuda Ivri, John S. Power and John E. Ross are the current participant in the Executive Severance Benefit Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

1
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The Compensation Committee is comprised of three non-employee directors, none of whom has any interlocking or other type of relationship that would call into question his or her independence as a committee member. The members of the Company's Compensation Committee are Jean Jacques Bienaimé, Phyllis I. Gardner and Philip M. Young. In determining compensation, the Compensation Committee has access, for comparison purposes, to compensation surveys for regional technology-based companies, with which the Company competes in the recruitment of its personnel, and national pharmaceutical and biotechnology compensation information, as well as other executive compensation data and surveys. On issues related to executive compensation, the Compensation Committee consults with the Chief Executive Officer and the Company's director of human resources. The following report of the Committee describes the Company's compensation policies during the fiscal year ended December 31, 2002 as they affected the Company's Chief Executive Officer and other executive officers.

Compensation Policies Affecting Executive Officers

        The Company's compensation policies for executive officers are designed to provide target salaries competitive with those of other regional technology-based companies, in order to recruit and retain qualified executives. To date, the Company has not paid regular Special bonuses to its executives. The Company believes that, historically, its compensation has been at or below the 50th percentile of base salaries paid by regional pharmaceutical and biotechnology companies to officers in general, and to the Chief Executive Officer in particular.

        The Company's compensation policies take into account the Company's performance against objectives during the prior year, and the individual contribution of each officer, against agreed upon objectives, to the Company's performance. In addition, the Company's policies recognize the importance of stock ownership through a stock option program to provide long-term incentives that mirror the equity interests of the Company's stockholders. In determining the salaries of Aerogen's executive officers, the Board and the Compensation Committee have adopted policies intended to (i) attract and retain executives whose skills and abilities are critical to the Company's long term success; (ii) reward executives for long-term strategic management and the enhancement of stockholder value; and (iii) recognize performance compared to performance of executives at similar levels of responsibility in comparable companies. As a result, compensation consists of salary, to provide current levels of competitive compensation, and stock options, to provide longer-term incentives and align the executives' interests with those of the Company's stockholders.

        Compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Board reviewed the objectives, accomplishments, performance and compensation as a whole for each executive, as well as the recommendations of the Chief Executive Officer, and then made appropriate compensation determinations in the exercise of its business judgment.

Relationship of Corporate Performance to Compensation

        During fiscal year 2002, the Company concentrated on expanding its business, operating as a public company, hiring key employees and executives and moving forward the development of its technology and products, as well as launching its first commercial product. During this time, the Company had objectives against which the performance of the Company as a whole, and the executive officers individually, were measured. In determining compensation, including any stock option grants, the Board and the Compensation Committee consider the performance of the Company as a whole, and the executives individually, in achieving their objectives.

Other Compensation Plans

        The Company has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to highly compensated individuals such as executive officers. During fiscal year 2002, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase Common Stock of the Company at a price equal to 85% of its fair market value on the enrollment date or the purchase date, whichever is lower; and (ii) direct contributions by the employee under the Company's Tax Deferral Investment Plan, with a small matching contribution by the Company.

Chief Executive Officer's Compensation

        The compensation for Dr. Jane E. Shaw, the Company's Chief Executive Officer, was determined in accordance with the criteria described above. Dr. Shaw's salary was not increased for fiscal year 2002. She had received an increase of 25% in fiscal year 2001. In December 2001, the Board granted Dr. Shaw an option to purchase 125,000 shares of Common Stock, exercisable over a 24 month period beginning on January 31, 2004. In setting Dr. Shaw's compensation, the Compensation Committee took into account Dr. Shaw's experience, the scope of her responsibilities and the Board's confidence in Dr. Shaw to lead the Company's continued development. The Compensation Committee believes that Dr. Shaw's compensation for fiscal year 2002 was at the low end of salaries for chief executive officers of technology companies in the San Francisco Bay area. During fiscal year 2002, Dr. Shaw led the Company's efforts in launching its first commercial product in the United States and significantly progressing the Company's technology and product development activities.

Policy on Deductibility of Executive Officer Compensation

        Section 162(m) of the Internal Revenue Code generally places a $1.0 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 1,000,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the Company's stock plans in any one year period. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1.0 million deductibility limit. The Company believes that all of its compensation paid to date meets the requirements for deductibility. The Compensation Committee considers the deductibility limits of Section 162(m) in determining executive compensation.

COMPENSATION COMMITTEE
Jean Jacques Bienaimé
Phyllis I. Gardner
Philip M. Young

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of Aerogen's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Aerogen's Board of Directors or Compensation Committee. There are no family relationship among any directors or executive officers of the Company.

PERFORMANCE GRAPH1

        The graph below compares total stockholder returns on the Aerogen Common Stock with the cumulative total stockholder return of the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. The Nasdaq Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq Stock Market. The Nasdaq Pharmaceutical Index tracks approximately 280 domestic stocks in the pharmaceutical sector. All values assume reinvestment of the full amount of all dividends.

        The graph below shows the cumulative total stockholder return assuming the investment of $100 on November 10, 2000 (the date of the Company's initial public offering) and the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock, and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated.

        The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.

1
The material in this section is not "soliciting material" and is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN TRANSACTIONS

        Registration Rights Agreement.    The Company entered into an agreement with the holders of its preferred stock, excluding John S. Power, Aerogen's Senior Vice President, Sales, pursuant to which they have registration rights with respect to the shares of Common Stock into which the preferred stock has converted.

        Indemnification Agreements.    The Company has indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by Delaware law and the Company's by-laws. The Company intends to execute such agreements with its future directors and officers.

        Transactions with Officers and Directors.    Yehuda Ivri, Aerogen's Founder and Chief Technical Officer, has executed three notes payable to the Company, only two of which remain outstanding. On May 6, 1994, the Company received a promissory note for the principal amount of $69,009. The note bore annual interest of 6.43%, with principal and interest due the earlier of May 5, 2003 or 90 days after the date of termination of Mr. Ivri's service with the Company. This note was repaid in full in June 2003. On August 15, 1996, the Company received a promissory note from Mr. Ivri for the principal amount of $200,000. The note originally bore no interest and the entire principal balance was due on the earliest of (i) August 14, 2001, (ii) 90 days after Mr. Ivri's Common Stock was no longer subject to a lock-up agreement with the underwriters of the Company's initial public offering, or (iii) the date Mr. Ivri's service with the Company terminates pursuant to Mr. Ivri's resignation or is terminated by the Company for cause. This note was amended effective December 31, 2001 to provide that (i) interest will accrue on the outstanding principal at a rate of 4.38% per annum beginning January 1, 2002, (ii) principal and interest will be due on the earlier of termination of Mr. Ivri's service with the Company or December 31, 2006, and (iii) Mr. Ivri will pay the Company a portion of the proceeds of certain of his sales of Company Common Stock until his notes to the Company have been paid in full. On July 21, 2000, the Company received a promissory note from Mr. Ivri for the principal amount of $50,000. The note bears interest at the rate of 6.62%, and the principal and interest are due on the earlier of (i) July 21, 2005 or (ii) the date at which Mr. Ivri's service with the Company terminates. These latter two notes are secured by 166,666 shares of Mr. Ivri's Common Stock. On August 31, 2003, the principal and accrued interest outstanding on the loans to Mr. Ivri totaled $275,165.

        In 1998, Aerogen received a recourse note from Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer, in the aggregate principal amount of $140,000, in connection with her purchase of 466,666 shares of Common Stock. The note bore annual interest of 5.93%, with original principal and interest due January 28, 2002. The note was repaid in full in January 2002.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Aerogen, Inc. stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to

Aerogen, Inc., Robert S. Breuil, Secretary, 2071 Stierlin Court, Mountain View, CA 94043. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board knows of no other matters that will be presented at the Special Meeting. If, however, any other matter is properly presented at the Special Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

By Order of the Board of Directors,
Robert S. Breuil Secretary

Mountain View, California
October 9, 2003

        A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Secretary, Aerogen, Inc., 2071 Stierlin Court, Mountain View, CA 94043. Such Annual Report includes our audited financial statements for the 2002 fiscal year and certain financial information, which is incorporated by reference herein.

        You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the meeting, you are requested to sign and return the accompanying proxy card as soon as possible in the accompanying postpaid envelope. Your doing so may save Aerogen the expense of a second mailing.

APPENDIX A

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
AEROGEN, INC.

        Aerogen, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST:    The name under which the Corporation was originally incorporated in Delaware was AeroGen (Delaware), Inc.

        SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 12, 1998.

        THIRD:    The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

  "A.    Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue One Hundred Million (100,000,000), of which Ninety Five Million (95,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the Corporation's Common Stock, par value $.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on The Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

        FOURTH:    This Certificate of Amendment to Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was [            ] shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment to Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

*
By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including four (4) and eight (8) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

        IN WITNESS WHEREOF, Aerogen, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                         , 2003.

AEROGEN, INC.

Jane E. Shaw Chief Executive Officer

A-2

PRELIMINARY COPY

AEROGEN, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2003

        The undersigned hereby appoints Jane E. Shaw, and Robert S. Breuil, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Aerogen, Inc. (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's offices at 2071 Stierlin Court, Mountain View, CA 94043 on Thursday, October 30, 2003 at 2:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposals 1, 2 and 4, as more specifically described in the Proxy Statement FOR all nominees listed in Proposal 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued, and to be marked, dated and signed, on the other side)

^    Detach here from proxy voting card.    ^

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example	X
MANAGEMENT RECOMMENDS A VOTE FOR FOR PROPOSALS 1, 2 and 4
PROPOSAL 1. To approve the issuance of a convertible debenture and warrant to purchase Common Stock pursuant to a convertible debt financing with SF Capital Partners, Ltd.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				PROPOSAL 2. To amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐	PROPOSAL 3. To elect three directors to hold office until the 2006 Annual Meeting of Stockholders. Nominees: 01 Jean-Jacques Bienaim 02 Yehuda Ivri 03 Bernard Collins	FOR ☐	WITHHELD FOR ALL ☐
To withhold authority to vote for any nominee(s), write such nominee(s)' name below:
								PROPOSAL 4. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing, if not signing as an individual stockholder.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^    Detach here from proxy voting card.    ^

QuickLinks

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 30, 2003 AT 2:00 P.M.
PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS October 30, 2003
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 APPROVAL OF THE SECOND CLOSING OF A CONVERTIBLE DEBT TRANSACTION WITH SF CAPITAL PARTNERS, LTD.
PROPOSAL 2 APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK
PROPOSAL 3 ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT1
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
FISCAL YEAR 2002 OPTION GRANTS
AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR END OPTION VALUES
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH1
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AEROGEN, INC.
AEROGEN, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 30, 2003